Exhibit (l)(3)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, _______________ (the “Subscriber”) hereby agrees to purchase from Ambassador Funds (the “Fund”), a Delaware statutory trust, and the Fund agrees to sell to the Subscriber, 100 shares of beneficial interest of the Michigan Investment Trust, Government Money Market Series, no par value, at the price of $1.00 per share, upon the following terms and conditions.

1.

The Subscriber agrees to pay $100.00 to the Fund upon demand.

2.

The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

SUBSCRIBER:

Date: ________________, 2006

_________________________________

Print Name: _______________________

SUBSCRIPTION AGREED TO:

AMBASSADOR FUNDS, on behalf of its series known as the “Michigan Investment Trust, Government Money Market Series”

Date: ________________, 2006

By: _____________________________

Name: _________________________

Title: ___________________________